Exhibit 99.1

Akeena Solar Announces Second Quarter 2006 Results; Second Quarter 2006 Revenue Reaches $2.8 Million, Doubling Second Quarter 2005; Company Expects 2006 Annual
                 Revenue Growth to Exceed 50% Compared to 2005

    LOS GATOS, Calif.--(BUSINESS WIRE)--Sept. 7, 2006--Akeena Solar, Inc. (OTCBB:AKNS), a leading designer and installer of solar power systems, today announced results for the second quarter and six months ended June 30, 2006.
    Net sales for the second quarter of 2006 were $2.8 million, an increase of 13 percent compared to net sales of $2.5 million in the first quarter of 2006, and an increase of 105 percent compared to $1.4 million in net sales in the second quarter of 2005. Gross profit for the second quarter was $715,000, or 25 percent of sales, compared to $568,000, or 23 percent of sales, last quarter, and $199,000, or 14 percent of sales, from the second quarter of 2005. The company reported a net loss of $248,000, or $0.03 per share, for the second quarter. This compares with a net income of $19,630, or $0.00 per share, in the first quarter 2006, and a net loss of $200,000, or $0.02 per share, in the second quarter 2005.
    "We expect 2006 to be a great year for Akeena and our shareholders, and to serve as a foundation for a prosperous future," said Barry Cinnamon, president and CEO of Akeena. "Solar power installations can be impacted by weather, and our business tends to be seasonally stronger during the second half of the year. That said, in the first half of 2006, in addition to doubling the revenue from the first six months of 2005, we achieved a number of significant milestones:

    --  We began trading as a public company on August 31st.

    -- In August, we raised approximately $2.0 million in net proceeds to help accelerate our growth strategy, augmenting our sales and marketing efforts to residential and small commercial markets in regions with high demand for solar power systems.

    -- For the first half of the year, we have installed 598 kilowatts as compared to 350 kilowatts in the first six months of 2005."

    For the six months ended June 30, 2006, the company reported net sales of $5.3 million and gross profit of $1.3 million, or 24 percent of sales. This compares to net sales of $2.6 million and gross profit of $438,000, or 17 percent of sales, for the same period last year. The company reported a net loss of $228,000, or $0.03 per share, for the first half of 2006, compared to a net loss of $256,000, or $0.03 per share, in the first half of 2005.
    "Our kilowatt installations have been growing steadily in the first half of the year and our outlook for the second half of 2006 remains positive. As such, we believe we will be able to achieve organic revenue growth of at least 50 percent annually in 2006 and 2007. We will also look to expand our presence in underserved markets by opening new offices. We intend to leverage our customer service and reputation, offering our quality service in new regions. With the $2.0 million raised this quarter, we have the working capital to develop proprietary technology, improve operating efficiencies, and gain better access to solar module inventory," said Cinnamon.

    Conference Call Information

    Akeena Solar will host an earnings conference call at 11 a.m. Pacific Time today to discuss its second quarter 2006 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.
    The call is being webcast and can be accessed from the "Investor Relations" section of the company's website at www.akeena.net. If you do not have Internet access, please dial 1-800-798-2884 in the U.S. International callers should dial 1-617-614-6207. If you are unable to participate in the call at this time, the webcast will be archived on the company's website. In addition, a telephonic replay will be available for four business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 1-888-286-8010. International callers should dial 617-801-6888. The pass code is 97071476.

    About Akeena Solar, Inc.

    Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national integrators of residential and small commercial solar power systems in the United States, serving customers directly in California, New Jersey, New York, Connecticut and Pennsylvania. For more information, visit Akeena Solar's website at www.akeena.net.

    Safe Harbor

    Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "plans" "will," "may," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

    CONTACT: Akeena Solar, Inc.
             Barry Cinnamon, 888-253-3628
             bcinnamon@akeena.net
             or
             Lippert / Heilshorn & Associates
             Kirsten Chapman or Samantha Lee, 415-433-3777
             (Investor Relations)
             samantha@lhai-sf.com